Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 23, 2010 relating to the consolidated financial statements of Kingold Jewelry, Inc. (formerly Activeworlds Corp.), which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/Friedman LLP
Marlton, New Jersey
June 15, 2010